Exhibit 107

CALCULATION OF FILING FEE TABLES

Table 1: Transaction Valuation

	Transaction Valuation*	Fee rate	Amount of Filing Fee**
Fees to Be Paid	$9,450,000	0.0001102	$1,041.39
Fees Previously Paid	—	—	—
Total Transaction Valuation	$9,450,000	—	—
Total Fees Due for Filing			$1,041.39
Total Fees Previously Paid			—
Total Fee Offsets			—
Net Fee Due			$1,041.39

*	Calculated solely for the purpose of determining the filing fee in accordance with Rule 0-11(b)(1) under the Securities Exchange Act of 1934, as amended. The “Transaction Valuation” of $9,450,000 is a sum sufficient to pay for the cash payment in respect of (a) 1,213,302,170 outstanding ordinary shares (including ordinary shares represented by American Depositary Shares) of the issuer subject to the transaction, plus (b) all outstanding and vested share options and restricted ordinary shares of the issuer.
**	The amount of the filing fee, calculated in accordance with Exchange Act Rule 0-11(b)(1) and the Securities and Exchange Commission Fee Rate Advisory #1 for Fiscal Year 2023, was calculated by multiplying the Transaction Valuation by 0.0001102.